NL SUSPENDS REGULAR QUARTERLY DIVIDEND

DALLAS, TEXAS - May 8, 2014 - NL Industries, Inc. (NYSE:NL) today announced that its Board of Directors suspended NL’s regular quarterly dividend of twelve and one-half cents ($0.125) per share on its common stock.  In February 2014, NL’s Board of Directors deferred consideration of a first quarter 2014 cash dividend, and no dividend was paid in the first quarter.

Steven L. Watson, chairman of the board of NL, said, “The regular quarterly dividend was suspended after considering NL’s results of operations, financial condition and cash requirements for its businesses.  The declaration and payment of future dividends, and the amount thereof, will be dependent upon these and other factors deemed relevant by our Board of Directors. ”

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although NL believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, NL continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, future supply and demand for our products, the cyclicality of our businesses, changes in raw material and other operating costs, environmental matters, the ultimate outcome of pending litigation, possible future litigation and other risks and uncertainties detailed in NL’s filings with the U.S. Securities and Exchange Commission.  Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected.  NL disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and recreational marine components), chemicals (TiO2) and other businesses.